EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective as of November 27, 2007, is entered into by and between Spark Networks, Inc., a Delaware corporation (the “Company”), with its principal office at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, and Brett Zane, an individual residing at [address] (the “Executive”).

In consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment:

The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2. Term:

The employment of Executive by the Company as provided in paragraph 1 will commence on the “Commencement Date,” defined as December 20, 2007, and will continue indefinitely, subject to the termination provisions as set forth in paragraph 5.

3. Position and Duties:

Executive shall serve as Chief Financial Officer and shall report directly to the CEO of the Company. The Executive shall be located in the Company’s Beverly Hills, CA office and the Executive shall have such duties and responsibilities as are commensurate with his position, and any reasonable and appropriate additional responsibilities and authority as may be from time to time assigned to Executive by the Company. Executive shall devote substantially all his working time and efforts to the business affairs of the Company, provided that, notwithstanding the foregoing, Executive may (i) make and manage personal business investments of his choice subject to the Company’s Code of Business Conduct and Ethics and disclosure requirements under applicable law, (ii) serve as a director of any business enterprise with the prior written consent of the Company’s CEO, which consent shall not be unreasonably withheld, and (iii) serve in any capacity with any civic, educational, religious or charitable organization, or any governmental entity or trade association provided such activity does not affect Executive’s ability to perform his role. From time to time the Company may assign the Executive to work in other departments of the Company, or for a subsidiary, affiliated, or holding company, in a materially similar position with materially similar duties and responsibilities.

4. Compensation and Related Matters:

(a) Salary: The Company shall pay to Executive an annual salary at a rate of not less than $255,000 per year (the “Base Salary”), paid in accordance with the Company’s regular and normal payroll practices and withholdings. The Executive will be entitled to annual bonuses and salary increase reviews in accordance with the normal customs and practices of the Company.

(b) Performance Bonus: Executive shall be eligible for an annual bonus based on the calendar year performance of the Company and the Executive (the “Performance Bonus”). The target amount of the bonus shall be $125,000 and shall be determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component. The Performance Bonus shall be based on a 12-month “Performance Period” beginning on January 1 and ending on December 31 of each fiscal year during the Term of employment. Executive’s initial Performance Period shall commence on January 1, 2008.

(c) Vacation: In addition to legal holidays observed by the Company, Executive shall be entitled to fifteen (15) days of paid vacation per year (which is equivalent to seventeen (17) days of paid-time-off (“PTO”) under the Company’s current PTO policy), subject to the applicable maximum cap on accrual and other standard vacation policies of the Company. The Company may grant Executive advances against future vacation accruals at Executive’s request. Upon termination of Employment, unused vacation days will be paid out to Executive on the date of termination based on the accrued amount of vacation compensation due to Executive.

(d) Expenses: During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e) Health, and Other Benefits: The Company shall keep in full force and effect, and Executive shall be entitled to continue to participate in, all of the Company’s Executive benefit plans or arrangements, including without limitation health insurance, providing Executive and his immediate family with at least equal benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other Executives of the Company.

(f) Options: On the Commencement Date, the Company shall issue to Executive options to purchase 240,000 of the Company’s ordinary shares (the “Options”). The exercise price per share of the Options will be equal to the fair market value per share, as quoted on the American Stock Exchange, on the Commencement Date. Twenty-five percent (25%) of the Options shall vest and become exercisable on the first anniversary of the Commencement Date and thereafter six-and-a-quarter percent (6.25%) of the Options shall vest and become exercisable at the end of each three-month period following such date, such that all of the Options shall be vested and exercisable as of the fourth anniversary of the Commencement Date. In addition, the Options will contain a “Change of Control Provision” whereby all unvested Options will vest if any person acquires a vested interest in more than 50% of the Company’s shares (a “Change of Control”). However, in the event a successor company desires to retain Executive’s services for the one-year period following a Change of Control, such acceleration of unvested Options and the payment of any proceeds from such option acceleration shall occur in accordance with the terms and conditions set forth under Section 5(g) below. Executive shall be required to sign an option certificate between Executive and the Company and the vesting and exercise of the Options shall be subject to the terms of such option certificate and the Company’s 2007 Omnibus Incentive Plan.

5. Termination and Severance:

(a) Termination without Cause. The Company may terminate this Agreement without Cause by giving thirty (30) days written notice to the Executive. The Executive may terminate this Agreement without Good Reason by giving thirty (30) days written notice to the Company.

(b) Termination upon Death or Disability. Executive’s employment hereunder shall terminate upon his death. If, as a result of Executive’s incapacity due to physical or mental illness, as reasonably and in good faith determined by the Board, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of three consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such three-month period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder.

(c) Termination by the Company for Cause. The Company may terminate this Agreement for “Cause” at any time. For purposes of this Agreement “Cause” shall mean and include only: (i) a material misappropriation of any monies or assets or properties of the Company, (ii) a material breach by the Executive of the terms of this Agreement that has not been cured within thirty (30) days after written notice to the Executive of such breach, (iii) the conviction of, or plea of guilty or nolo contendere, by the Executive to a felony or to any criminal offense involving the Executive’s moral turpitude or (iv) gross negligence or willful misconduct of the Executive in connection with the material duties required by this Agreement.

(d) Termination by Executive for Good Reason. The Executive may terminate this Agreement for “Good Reason” at any time. Good Reason shall include (i) Company’s requirement that Executive relocate to a location in excess of fifty (50) miles from Company’s current office location in Beverly Hills, CA; (ii) Executive’s Base Salary or the Executive’s Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (iii) a material reduction in Executive’s title, or a material reduction in Executive’s duties and/or responsibilities; or (iv) any material breach by Company of this Agreement which is not cured within thirty (30) days of written notice thereof by Executive to Company.

(e) Severance Pay. If Company terminates this Agreement without Cause under Section 5(a) or if Executive terminates this Agreement for Good Reason under Section 5(d), Executive shall be entitled to receive severance pay from Company for a period of six (6) months following termination payable in accordance with the Company’s normal payroll cycle; provided, however, that Executive executes a Separation Agreement that includes a customary general mutual release by the Company and Executive in favor of the other and their successors, affiliates, and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable. The amount of severance pay to be paid to Executive each month shall be equal to: (i) Executive’s monthly salary under Section 4(a) in effect at the time the Agreement is terminated, plus (ii) in the event Executive has completed more than four months of the then current Performance Period at the time of such termination, one-sixth of the Performance Bonus pro-rated for the completed portion of the Performance Period. All legally required and authorized deductions and tax withholdings shall be made from such severance pay, including for wage garnishments, if applicable, to the extent required or permitted by law.

(f) Return of Company Property following Termination. Upon termination for whatever reason, the Executive shall return all books, documents, papers, materials and any other property of the Company, including any Company vehicles (including the documentation pertaining thereto), which may be in the Executive’s possession or under the Executive’s power or control.

(g) Continuation of Employment after Change of Control. In the event a successor company desires to retain Executive’s services for the one-year period following a Change of Control on all of the terms and conditions set forth in this Agreement, this Agreement shall continue to remain in force and effect and any cash or other proceeds received by Executive with respect to fifty percent (50%) of Executive’s options the vesting of which were accelerated under Section 4(f) by reason of the Change of Control (the “Accelerated Proceeds”) shall be deposited in an escrow (the “Escrow”) with an independent escrow holder to be held for Executive’s benefit pursuant to an escrow agreement which shall provide that (i) if Executive’s employment with the successor company is terminated during the one-year period following the Change of Control by the successor company for Cause or by Executive without Good Reason, Executive shall forfeit the Accelerated Proceeds (and any earnings thereon) and they shall be paid to the predecessor company immediately, and (ii) the Accelerated Proceeds (and any earnings thereon) shall be paid to Executive immediately upon earlier of (x) the first anniversary of the Change of Control if Executive maintains continuous employment with the successor company throughout the one-year period following such Change of Control date, or (y) the date of Executive’s termination of employment with the successor company if Executive’s employment is terminated for any reason other than by the successor company for Cause or by Executive without Good Reason. Any taxes due on the Accelerated Proceeds shall be withheld and paid from the Escrow at the appropriate time.

6. No Solicitation:

As consideration for the Company to enter into this Agreement and for the eligibility to receive any severance pay pursuant to Section 5(e), Executive agrees that he shall not, for a period of twelve (12) months following the termination of Executive’s employment, for whatever reason, directly, either as a principal, agent, employee, employer, shareholder, partner, or in any other capacity, solicit or attempt to cause any customer of the Company (or any subsidiary, affiliated, or holding companies) not to do business with the Company, nor shall the Executive directly and knowingly solicit or attempt to solicit for employment, employ or disaffect any other employee of the Company (or any subsidiary, affiliated, or holding companies), other than through normal recruiting efforts applied generally to the public. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

7. Confidentiality:

Executive acknowledges that, in and as a result of his employment hereunder, he will be making use of, acquiring, and/or adding to the confidential information of special and unique nature and value relating to such matters as the Company’s non-public trade secrets, systems, procedures, manuals, customer information, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company and the equipment and methods used by the Company (collectively the “Confidential Information”). As a material inducement to the Company to enter into this Agreement, and to pay to Executive the compensation referred to in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, or use for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to him as a result of his employment by the Company, except to the extent necessary to perform Executive’s obligations to the Company or pursuant to the final, binding order or requirement of a court, administrative agency or other governmental body, provided Executive has provided Company with reasonable opportunity to oppose such order or requirement. Confidential Information does not include any information that has become publicly and widely known and made generally available through no wrongful act of Executive. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

8. Ownership and Work Product:

The ownership, copyright, and any other rights to any intellectual property (including any business methods) developed by Executive during the performance of his duties for the Company under this Agreement shall be considered “Works for Hire” and shall be the sole property of the Company.

9. Notice:

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.	Miscellaneous:

(a) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles County, California.

(b) Paragraphs 4(d), 4(f), 5, 6, 7, 10, and 11 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and Company. This Agreement supersedes any other prior agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

11.	Successors and Assigns:

The Company may assign this Agreement to any successor company or entity; provided, that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the provisions hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Executive may not assign this Agreement to any other person or entity, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Executive’s rights under this Agreement.

12.	Validity:

The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year written below.

SPARK NETWORKS, INC.

By:	/s/ Adam S. Berger
Adam S. Berger Chief Executive Officer

EXECUTIVE

/s/ Brett Zane
Brett Zane